Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Prospectus dated March 31, 2016

Registration No. 333-210502

GM FINANCIAL RIGHT NOTES® INVEST IN THE FUTURE OF GENERAL MOTORS GM Financial Right Notes® are more than just an investment for you - they are an investment in us. Executives Dan Berce (GM Financial) and Alan Batey (General Motors) introduce the benefits of GM Financial Right Notes and how this investment program works. GET STARTED The Right Notes program is a direct investment in demand notes issued only by GM Financial - a wholly owned subsidiary of General Motors. Adding to our full spectrum of benefits as your captive lender, GM Financial is now offering an investment opportunity that we can all benefit from. As part of the GM family, you are among the first to have this opportunity to invest. BENEFITS AT A GLANCE
Higher rates than most savings accounts 24/7 access to your funds with no additional fee Convenient online enrollment & investment management $500 minimum investment Daily interest automatically reinvested monthly Additional investments ($50 minimum) are accepted at anytime from a linked bank account WE’RE IN GOOD COMPANY It’s not uncommon for large businesses like GM Financial to offer demand note programs. In fact, we’re joining the company of issuers such as CAT Financial, Ford Credit and the former GMAC. What sets Right Notes apart is a higher rate of return on your investment. WHO IS GM FINANCIAL?
GM Financial, formerly AmeriCredit, was acquired by GM in October 2010 and has rapidly expanded to provide full captive capabilities for GM dealers and consumers in North America, Europe, Latin America and China, covering a footprint of over 85 percent of GM’s worldwide sales. The company provides loan and lease financing solutions for consumer and business customers and offers floorplan, construction and lines of credit products to help dealers grow their business. To learn more about us, visit gmfinancial.com. For more information about the Right Notes investment program, check out our Frequently Asked Questions at rightnotes.com or call 1-844-556-1485. LEARN MORE PLEASE DO NOT REPLY TO THIS MESSAGE.
Contact Us I Privacy Policy I Unsubscribe Questions or comments? Replies to this email address cannot be answered. Please contact Customer Service online or by phone at 1-844-556-1485. Hours of Operation Monday - Friday 8 a.m. - 7 p.m. (ET)
GM Financiall 801 Cherry St. Suite 3500 I Fort Worth, TX 76102 General Motors Financial Company, Inc. (“GM Financial”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GM Financial has filed with the SEC for more complete information about GM Financial and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by downloading them from the GM Financial Right Notes Web site at rightnotes.gmfinancial.com. Alternatively, GM Financial will arrange to send you the prospectus if you request it by calling toll-free 1-844-556-1485.
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